Exhibit 10.4

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of the 17th day of March, 2015, by and between REDWOOD CITY PARTNERS, LLC, a Delaware limited company (“Landlord”), and BOX, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.     Landlord and Tenant entered into that certain Office Lease dated September 15, 2014 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises (the “Premises”) consisting of a total of 334,212 rentable square feet of space, to be located within those certain office buildings (the “Buildings”) located 900 Jefferson Avenue, Redwood City, California and 900 Middlefield Avenue, Redwood City, California.

B.     Landlord and Tenant desire amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.     Outlines of Premises; Retail Space; Project Management Office. Landlord has elected to modify the location of the service corridor serving the Retail Space on the ground floor level of the Project. In connection with the foregoing, notwithstanding anything to the contrary set forth in the Lease, effective as of the date of this First Amendment, (i) the first page of “Exhibit A-1” attached to the Lease, depicting the ground floor of the Project, is hereby deleted and replaced with the page attached hereto as “Exhibit A-1”, (ii) the Retail Space is deemed to contain a stipulated total of 5,455 rentable square feet, (iii) Building B is deemed to contain a stipulated total of 113,790 rentable square feet, (iv) the Project is deemed to contain a stipulated total of 339,987 rentable square feet, (v) at all times Landlord shall be entitled to maintain a management office on the ground floor level of the Project consisting of 320 rentable square feet, and accordingly the phrase “; provided that as long as the Office Space Leasing Requirement is satisfied, any such management office space shall not be located in the Project, and, in any event, the size of any such management office space shall be comparable to the size of the management offices of the landlords of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project” set forth in Section 4.2.4(vii) of the Lease is hereby deleted and of no further force or effect), and (vi) at all times, Landlord and the other Landlord Parties shall have the right to enter the Building B Lobby in order to obtain access to the management office.

3.     Disbursement of Improvement Allowance. Notwithstanding any provision to the contrary contained in the Lease, effective as of the date of this First Amendment, rather than disbursing the Improvement Allowance directly to the Contractor and/or Tenant’s Agents, Landlord shall disburse the Improvement Allowance directly to Tenant following receipt of executed, unconditional mechanic’s lien releases, which comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8134 and/or 8138 and provided that Tenant otherwise complies with the other terms and provisions of the Work Letter and disbursement requirements set forth therein.

4.     Delivery Date and Lease Commencement Date. Landlord and Tenant acknowledge and agree that Landlord satisfied the “Delivery Condition” (as defined in Section 1.2 of the Work Letter attached to the Lease as Exhibit B) with respect to Building A and Building B on March 5, 2015, and that for all purposes under the Lease, such date shall each be a “Delivery Date.” Accordingly, subject to the occurrence of the Final Condition Date (as defined in Section 1.3 of the Work Letter), the Building A Lease Commencement Date shall occur on September 6, 2015, and the Building B Lease Commencement Date shall occur on January 1, 2017. Notwithstanding the foregoing, pursuant to the terms of Section 2.1 of the Lease, Tenant shall have the right to occupy the Premises prior to the commencement of the applicable Lease Commencement Date for the conduct of its business, on a floor-by-floor basis, subject to, and in accordance with the terms of Section 2.1 of the Lease, including the obligation to pay Base Rent (at the amount otherwise due with respect to such portion of the Premises as of the applicable Lease Commencement Date), Tenant’s Share of Direct Expenses, and all other Additional Rent. The foregoing right to occupy the Premises shall apply to any Transferees occupying the Premises, subject to Article 14 of the Lease. Tenant’s Transferees entry in to the Premises or portion thereof for purposes of designing, constructing and installing improvements or installing and testing furniture, fixtures and equipment in the Premises shall not constitute the conduct of business by Tenant or by Tenant’s Transferees for the purpose of any Tenant obligation to pay Landlord any (i) Base Rent, (ii) annual Direct Expenses, and (iii) Additional Rent, due under the Lease as the same is modified and amended by this First Amendment.

5.     Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment (the ‘‘Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6.     Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall prevail. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures follow on next page]

 IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed the day and date first above written.

“LANDLORD”: REDWOOD CITY PARTNERS, LLC a Delaware limited liability company

By:	KR Redwood City Member, LLC,
a Delaware limited liability company,
Its: Managing Member

	By:	Kilroy Realty, L.P.,
a Delaware limited partnership
Its: Sole Member

		By:	Kilroy Realty Corporation a Maryland corporation Its: General Partner

			By:	/s/Jeffrey C. Hawken
			Name:	Jeffrey C. Hawken
			Its:	Executive Vice President Chief Operating Officer

			By:	/s/Richard Buziak
			Name:	Richard Buziak
			Its:	Senior Vice President Asset Management

“TENANT”:

BOX, INC., a Delaware corporation

By:	/s/Peter McGoff
Name:	Peter McGoff
Its:	SVP, GC & Corporate Secretary

By:	/s/Evan Wittenberg
Name:	Evan Wittenberg
Its:	SVP, People

EXHIBIT A-1

CROSSING/900

OUTLINE OF PREMISES

Ground Floor

EXHIBIT A-1